EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) dated effective as of February 2, 2024 (the “Effective Date”), by and between Eyas Investment Group Limited, formerly known as Coinmaker Miners Limited, a British Virgin Islands business company (“Seller”), and CSRE Properties Dalton, LLC, a Georgia limited liability company (“Buyer”). Each of the Seller and the Buyer are referred to individually herein as a “Party” and collectively herein as the “Parties”.

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”) of Dalton15, LLC, a Georgia limited liability company (the “Company”); and

WHEREAS, Seller wishes to sell the Membership Interests to Buyer, and Buyer wishes to purchase the Membership Interests from Seller, subject to the terms and conditions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

The terms defined in this Article I shall, for all purposes of this Agreement, have the following respective meanings (all terms used in this Agreement that are not defined in this Article I shall have the meanings as set forth elsewhere in this Agreement):

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Assignment” shall have the meaning set forth in Section 3.2(a)(i).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Georgia are authorized or required by Law to be closed for business.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any and all data and information relating to the Company, including, without limitation, information relating to the Company’s cryptocurrency mining facilities, its activities, business, or customers that (i) was disclosed to Seller or of which Seller became aware as a consequence of its ownership of, management or, or other involvement with the Company; (ii) has value to the Company itself; and (iii) is not generally known outside of Seller. “Confidential Information” also includes, without limitation, the following types of information regarding, related to, or concerning the cryptocurrency mining facility: trade secrets; product lists and specifications; data; know how; formulae; compositions; processes; designs; sketches; graphs; drawings; samples; inventions and ideas; past, current and planned research and development; current and planned sales and marketing methods and processes; loyalty program information; customer lists, current and anticipated customer requirements; price lists and pricing policies; market studies (including analysis of new markets and locations); business plans; improvements; information and competitive strategies; historical financial statements; financial projections and budgets; historical and projected sales; capital spending budgets and plans; the names and backgrounds of key personnel, contractors, agents, suppliers and potential suppliers; personnel training and related techniques and materials; purchasing methods and related techniques; information regarding competitors; and any and all notes, analysis, compilations, studies, summaries and other material prepared by or for Seller containing or based, in whole or in part, upon any information included in the foregoing. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Seller, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of Seller. In addition to data and information relating to the cryptocurrency mining facility, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to Seller by such third party, and that the Seller has a duty or obligation to keep confidential. This definition does not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” does not include information that (i) has become generally known by and available to the public by the act of one who has the right to disclose such information without violating any right or privilege of Buyer, and (ii) that is otherwise in the public domain or generally known in the crypto mining industry other than by violation of any confidentiality agreement or similar obligation.

“Construction Agreement” means that certain letter agreement relating to 50’X280’ Building, dated as of July 5, 2023, revised on August 29, 2023 and countersigned on October 17, 2023, by and between the Contractor and the Coinmaker Capital Inc..

“Construction Assignment and Consent” means the assignment of that certain (i) Construction Agreement from Coinmaker Capital Inc. to the Company and consent of the Contractor thereunder with respect to the change of control of the Company and (ii) Dalton Agreement, in each case, in form and substance satisfactory to Buyer.

“Construction Management Services Agreement” means that certain Construction Management Services Agreement dated as of the date hereof, between Makerstar and Buyer pursuant to which Makerstar shall oversee and be responsible for the completion of the building arising under the Construction Agreement, including the utilization and placement of the assets as set forth in more detail therein.

“Contractor” means Felker Construction Co., Inc.

“Contractor Payments” means each of the payments owed to the Contractor (and/or any secondary contractor, subcontractor or other delegee of the Contractor) and set forth on Exhibit A attached hereto.

“Contracts” means all contracts, purchasing orders and agreements, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Dalton Agreement” means that certain Dalton Service Company Quotation letter agreement, dated October 25, 2023, by and between Dalton Service Company and Coinmaker Capital Inc..

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller concurrently with the execution and delivery of this Agreement.

“Encumbrance” means any charge, claim, preemptive right, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging Liability of whatever kind or nature (including Liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issues, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code § 414.

“Excluded Liability” means any Liability of the Company arising from any business, operation, activity, property or other asset conducted or owned prior to the Closing.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, court opinion, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, per- and polyfluoroalkyls, and polychlorinated biphenyls.

“Indebtedness” of any Person means, without duplication, (i) the principal and accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iii) all obligations of such Person under leases required to be capitalized in accordance with historical practices; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (v) all obligations of such Person under interest rate or currency swap transactions (valued at the termination value thereof); (vi) all obligations of the type referred to in clauses (i) through (v) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (vii) all obligations of the type referred to in clauses (i) through (vi) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Taxes” means (a) all Taxes of the Seller; (b) all Taxes of Company, or relating to the Business of the Company, for all Pre-Closing Tax Periods; (c) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (d) any and all Taxes of any Person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; (e) any withholding Taxes imposed in connection with the transaction contemplated by this Agreement and (f) any Transfer Taxes.

“Intellectual Property” means (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (ii) all trademarks, service marks, trade dress, logos, trade names, domain names, social media handles or accounts, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (iii) all copyrights, and all applications, registrations, and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, designs, drawings, specifications, technical data, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (v) all computer software, (vi) all database rights, (vii) all design rights and registered designs and all documentation and media constituting or describing any of the foregoing and all copies and tangible embodiments thereof (in whatever form or medium and whether or not any of the foregoing is registered), and (viii) all other proprietary rights, including all moral rights, pertaining to any product or service designed, manufactured, sold, distributed, marketed, used, performed, employed or exploited, and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of those which may subsist anywhere in the world, owned by or registered in the name of any Person or in which any Person has any rights, licenses or immunities.

“Knowledge of Seller” or “Seller’s Knowledge” or any other similar knowledge qualification, means the knowledge of any director or officer of Seller, after reasonable and due inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liability” means the amount of any actual liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Losses” means losses, damages, Taxes, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder or under any other Transaction Document and the cost of pursuing any insurance providers.

“Makerstar” means Makerstar Capital, Inc., a Delaware corporation.

“Material Adverse Effect” means any effect, change, event, or circumstance that, individually or together with any other effects, changes events, or circumstances, has or would reasonably be expected to have a material adverse impact on the Company or its assets, operations, or condition of its business in any manner.

“Membership Interests” has the meaning set forth in the Recitals.

“Ordinary Course of Business” means consistent with the past, lawful practice of the Business by the Company and, in any event, in a manner no less than as necessary to ensure compliance with Law in all material respects.

“Organizational Document” means, relative to any Person that is not an individual, its certificate of incorporation, its certificate of formation, its certificate of partnership, its by-laws, its partnership agreement, its limited liability company agreement, its memorandum or articles of association, share designations or similar organization documents and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized equity securities, as applicable.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Real Estate Purchase Agreement” means that certain Purchase, Sale and Guaranty Agreement, dated as of the date hereof, by and between Makerstar, as seller, and Buyer.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Seller Closing Payment” shall mean the Purchase Price minus the Contractor Payments.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (a) all U.S. federal, state, local, or foreign. income, franchise, profits or gross receipts, ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, unclaimed or abandoned property liability or obligation (whether delineated as a tax), escheat liability or obligation (whether delineated as a tax), capital stock, capital, alternative minimum, license, registration, branch, payroll, estimated, withholding, employment, excise, severance, privilege, stamp, occupation, premium, windfall profits, environmental, social security (or similar), unemployment compensation, disability, transfer, gains and any other taxes (and any levies, fees, imposts, duties, governmental charges, assessments, obligations or tariffs in the nature of a tax) of any kind whatsoever, together with any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto; and any interest in respect of such additions or penalties and (b) any liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary, or other group for Tax purposes (or being included (or being required to be included) in any Tax Return related to such group), as a transferee or successor, by Contract, pursuant to any Law or otherwise.

“Transaction Documents” means this Agreement, the Construction Assignment and Consent, the Real Estate Purchase Agreement, the Construction Management Services Agreement, the Assignment and the Officer’s Certificate.

“Transaction Fees” means, without duplication, the following unpaid fees, expenses and other similar amounts that have been or are expected to be incurred on or prior to the Closing Date on behalf of the Seller or Buyer: (i) the fees and disbursements of, or other similar amounts charged by, counsel to the Seller or Buyer, as applicable; (ii) the reasonable fees and expenses of, or other similar amounts charged by, any accountants, agents, financial advisors, consultants and experts employed by the Seller or the Buyer, as applicable; and (iii) all other costs or other expenses incurred by the Seller or Buyer, as applicable, in connection with or as a result of the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code, as amended and in effect from time to time.

ARTICLE II

PURCHASE AND SALE
Section 2.1
Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.2 below.
Section 2.2
Purchase Price Section. The aggregate Purchase Price for the Membership Interests shall be Three Million One Hundred Ten Thousand Dollars ($3,110,000.00) (the “Purchase Price”), which shall be payable in accordance with Section 2.3 below.
Section 2.3
Payment of the Purchase Price. At the Closing, Buyer shall pay, or shall cause to be paid, in cash by wire transfer of immediately available funds, the Purchase Price as follows:

(a)
to a United States bank account designated in writing by Seller, an aggregate amount equal to the Seller Closing Payment; and
(b)
to the bank account(s) specified in writing by the Contractor (or such other payee), an aggregate amount equal to the Contractor Payments.
Section 2.4
Withholding Taxes. Notwithstanding anything to the contrary herein, Buyer shall be entitled to deduct and withhold from the Purchase Price or any other amounts payable under this Agreement such amounts that Buyer may be required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable Law. All such deducted or withheld amounts shall be treated as having been paid to Seller hereunder.
Section 2.5
Intended Tax Treatment; Purchase Price Allocation.
(a)
The Buyer and Seller intend that the purchase of the Membership Interests shall be treated for U.S federal (an applicable state and local) income Tax purposes, as a purchase and sale of the assets of the Company.
(b)
The Buyer and Seller will allocate the Purchase Price and other items properly taken into account for U.S. federal income tax purposes among the assets of the Company in accordance with the principles set forth in Section 1060 of the Code and the Treasury Regulations thereunder. (the “Allocation”). Buyer will prepare the Allocation within 120 days following the Closing and provide a copy of such Allocation to Seller promptly thereafter for Seller’s review and comment. Within 30 days after its receipt of Buyer’s proposed Allocation, Seller may propose to Buyer any comments thereto. If Seller does not provide Buyer with any proposed changes to the Allocation within such 30-day period, the Allocation shall become final and binding on the parties. If Seller proposes comments to Buyer’s proposed Allocation within such 30-day period, then the parties shall act in good faith to address and resolve any such comments within 30 days of receipt of Seller’s proposed changes. If the parties resolve all such disputed items, then Buyer shall furnish Seller with a final Allocation consistent with such agreed-upon resolution as soon as practicable. If the parties do not resolve any disputed item, the item in question shall be resolved promptly by an impartial nationally recognized firm of independent certified public accountants (other than Seller’s accountants or Buyer’s accountants) that is mutually selected by Buyer and Seller in accordance with Section 1060 of the Code and the Treasury Regulations thereunder, which resolution shall be final and binding on the parties. The costs of the independent accountants shall be borne equally by Buyer and Seller. In case of any adjustment to the Purchase Price (or any other item of consideration for federal income Tax purposes) requiring an amendment to the Allocation, the parties will amend the Allocation in accordance with the principles set forth in Section 1060 of the Code and the Treasury Regulations thereunder. The parties agree that they shall file and shall cause their Affiliates to file their Tax Returns (including IRS Form 8594) in a manner consistent with the Allocation as finally determined under this Section 2.5(b), and no party shall voluntarily take a position, inconsistent with such Allocation on any Tax Return, in any refund claim, in any proceeding or otherwise with respect to Taxes or Tax Returns, unless required to do so pursuant to a “determination” (as defined in Section 1313(a) of the Code or any comparable or similar election under applicable state, local, foreign or other Law); provided, however, that no party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with the Allocation.
ARTICLE III

CLOSING
Section 3.1
Closing Date. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place simultaneously with the execution of this Agreement on the date of this Agreement or at such other time as the Parties hereto agree in writing (such date, the “Closing Date”). The Closing shall take place via the transmission to the respective offices of legal counsel for the Parties via e-mail in portable document format (.pdf) with due confirmation of all requisite Transaction Documents (including but not limited to those Closing deliveries described at Section below) duly executed where requested, or at such other place as may be mutually agreed upon by the Parties hereto in writing. The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. Eastern Time on the Closing Date.
Section 3.2
Closing Deliveries. At Closing, the respective Parties shall take the following actions:
(a)
Documents to be Provided by Seller: Seller agrees to (or to cause the Company to, as applicable) deliver the following documents to Buyer, in the form and substance reasonably satisfactory to Buyer, duly executed as appropriate:
(i)
Assignment. An assignment agreement, duly executed by Seller, transferring the Membership Interests from Seller to Buyer, in form and substance satisfactory to Buyer (the "Assignment");
(ii)
Transaction Documents. All other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to this Agreement;
(iii)
Good Standing Certificate. A good standing certificate of the Company from its jurisdiction of organization dated as of a recent date prior to Closing;
(iv)
Construction Consent. The Construction Consents;
(v)
Contractor Balance Statement. A statement from the Contractor setting forth in reasonable and sufficient detail, (i) all amounts paid to the Contractor as of the Closing Date pursuant to the Construction Agreement by the Company (or its Affiliates) and (ii) all outstanding amounts owed to the Contractor as of the Closing Date pursuant to the Construction Agreement, in each case, in form and substance satisfactory to Buyer; and
(vi)
Other Documents. Such other documents as Buyer may reasonably request, from time to time, to conclude and carry out the sale, conveyance, transfer and assignment of Seller’s rights in and to the Membership Interests and to conclude the other transactions contemplated under this Agreement.

(b)
Documents to be Provided by Buyer: Buyer agrees to deliver the following documents, in the form and substance reasonably satisfactory to Seller, duly executed as appropriate:
(i)
Payment of Purchase Price. The Purchase Price in the amount and form as required by Section 2.3 above; and
(ii)
Transaction Documents. All other Transaction Documents and all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to this Agreement.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER
CONCERNING THE COMPANY

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller represents and warrants to Buyer as follows:

Section 4.1
Authority of Seller. Seller has full power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, fraudulent conveyance, reorganization, insolvency, moratorium or other similar Laws relating to creditors’ rights generally, and general equitable principles whether considered in a proceeding at law or in equity (collectively, the “Enforceability Exceptions”). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.
Section 4.2
Organization, Authority and Qualification of Company. The Company is a Georgia limited liability company duly organized, validly existing and in good standing under the Laws of the State of Georgia and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as currently conducted. The Company is duly licensed or qualified to do business as a foreign entity and is in good standing under the laws of each jurisdiction under which such licensing or qualification is necessary. All corporate actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. Section 4.2 of the Disclosure Schedules lists the board of directors, managers, and officers, as the case may be, of the Company. Seller has made available to Buyer copies of all Organizational Documents, the minute book, and equity record books for the Company, each of which is correct and complete in all material respects. The Company is not in default under or in violation of any provision of its Organizational Documents in any material respect.

Section 4.3
Capitalization
(a)
Seller is the record and beneficial owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests constitute 100% of the total issued and outstanding membership interests in the Company. The Membership Interests have been duly authorized and are validly issued, fully-paid, and non-assessable. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.
(b)
The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of any Organizational Documents of the Company or any other agreement, understanding, arrangement, or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.
(c)
There are no authorized or outstanding (i) subscriptions, options, warrants, calls, rights of first refusal or other rights of any character to acquire equity or debt interests from the Company or Seller or any phantom equity, equity appreciation rights or other contract rights intended to provide an economic return based on changes in the value of any debt or equity securities of the Company or Seller, (ii) rights or Contracts to which the Company or Seller is a party requiring, or convertible securities of the Company or Seller outstanding which upon conversion would require, the issuance of any equity interests of the Company or Seller or other securities convertible into equity interests of the Company or Seller, or (iii) contract rights or options pursuant to which the Company or Seller is required to or have the right to redeem, purchase or otherwise reacquire any equity securities, or other instrument convertible or exercisable into equity securities, of the Company or Seller. There are no Contracts to which the Company or Seller is a party with respect to: (x) the voting of any equity of the Company or Seller (including any buy-sell agreement, preemptive right, voting trust or agreement, equityholders agreement, proxy or director or manager nomination rights); (y) the transfer of or transfer restrictions on any equity interests of the Company or Seller; or (z) the granting of any other rights in respect of any equity interests of the Company or Seller (e.g., equity appreciation rights).
Section 4.4
No Subsidiaries; No Other Arrangements. The Company does not have any subsidiaries and does not own or hold the right to acquire or control any equity security or other interest of any other corporation, partnership, limited liability company or other business entity. The Company is not a participant in any joint venture, partnership, limited liability company or similar arrangement.
Section 4.5
No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of the Seller or the Company; (b) conflict with or result in a violation or breach in any respect of any provision of any Law or Governmental Order applicable to Seller or the Company; (c) require the consent, notice or other action by any Person under any Contract to which Seller or the Company is a party; or (d) result in the creation or imposition of any Encumbrance on any properties or assets of the Company. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller or the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby. Neither Seller nor the Company has received any written or oral notice from any Governmental Authority indicating that such Governmental Authority would oppose or not promptly grant or issue its consent or approval, if requested, with respect the Transaction Documents or any of the transactions contemplated thereunder.
Section 4.6
Intentionally Omitted.
Section 4.7
Undisclosed Liabilities. As of the Closing Date and after giving effect to the Contractor Payments, the Company will have no Indebtedness or other Liabilities.
Section 4.8
Contracts; Assets. The Company is not a party to any Contracts and has no material assets of any kind or nature, other than the Construction Agreement, Dalton Agreement and the personal property set forth on Section 4.8 of the Disclosure Schedules. Any assets which were owned by the Company prior to the Closing Date, and which were transferred out of, sold or otherwise disposed by the Company on or prior to the Closing Date are collectively referred to herein as “Excluded Assets”.
Section 4.9
Real Property. The Company does not own or lease and has never owned or leased any real property.
Section 4.10
Legal Proceedings; Governmental Orders; Contracts.
(a)
There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller or the Company: (a) relating to or affecting the Membership Interests, the Company or its business or assets; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or any Transaction Document.
(b)
There are no outstanding Governmental Orders against, relating to or affecting the Company, its business or its assets.
Section 4.11
Compliance with Laws; Permits.
(a)
The Company has complied in all material respects, and is now complying in all material respects, with all Laws applicable to it or its properties, or assets.
(b)
Neither Seller nor the Company has received any written communication from any Governmental Authority or other Person that remains unresolved as of the Effective Date that alleges that the Company is not in material compliance with any Laws. All Company Permits are in good standing, valid and in full force and effect.
Section 4.12
Environmental Matters. The Company has not, and Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

Section 4.13
Taxes.
(a)
The Company is currently treated as a “disregarded entity” for U.S. federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii) and no election has been made (or is pending) to change such treatment.
(b)
All Tax Returns, including Tax Returns relating to assets contributed to the Company between August 9, 2023 and the Effective Date, required to be filed on or before the Closing Date by the Company have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid. No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company. Seller has delivered to Buyer copies of all Tax Returns and examination reports of the Company and statements of deficiencies assessed against, or agreed to by, the Company, for all Tax periods ending after August 9, 2023.
(c)
The Company has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied in all respects with all information reporting and backup withholding provisions of applicable Law.
(d)
No written or oral claim has been made by any taxing authority in any jurisdiction where the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.
(e)
All deficiencies asserted, or assessments made, against the Company as a result of any examinations by any taxing authority have been fully paid or resolved. The Company is not a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.
(f)
There are no Encumbrances for Taxes upon the assets of the Company.
(g)
The Company is not a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement.
(h)
No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company.
(i)
The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.
(j)
Neither the Company nor the Buyer will be required to include an item of income, or exclude a an item of deduction, for any period after the Closing Date with respect to the Company as a result of (i) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws);

(ii) a transaction occurring on or before the Closing reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received or paid on or prior to the Closing Date or deferred revenue realized on or prior to the Closing Date; (iv) a change in method of accounting with respect to a Pre-Closing Tax Period (or an impermissible method used in a Pre-Closing Tax Period); or (v) a Contract entered into with any Governmental Entity (including a “closing agreement” under Section 7121 of the Code or any “gain recognition agreement” entered into under Section 367 of the Code) on or prior to the Closing relating to Tax matters. The Company has no “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local Law).
(k)
The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code occurring during the two (2) year period ending on the date of this Agreement.
(l)
The Company is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).
(m)
The Company is not (and never has been during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code) a “United States real property holding corporation” and does not own any “United States real property interests”, each within the meaning of Section 897(c) of the Code.
(n)
The Company has been a resident in its applicable country of organization for Tax purposes and has not had a permanent establishment outside the United States or been treated as a resident of or as engaging in a trade or business in any other country for income Tax purposes.
(o)
The Company has not requested or received “employee retention credits” under Section 2301 of the Coronavirus Aid, Relief, and Economic Security Act of 2020.
Section 4.14
Books and Records. The books and records of the Company, all of which have been delivered to Buyer, are complete and correct in all material respects and have been maintained in accordance with past practice.
Section 4.15
Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller or the Company.
Section 4.16
Employees. The Company does not have and has never had any employees.
Section 4.17
Employee Benefits. Neither the Company nor its ERISA Affiliates have ever (i) maintained, contributed to or participated in an employee benefit plan (including all such plans within the meaning of Section 3(3) of ERISA), program or arrangement (including any incentive compensation plan or one that grants equity based awards) for the benefit of any current or former employee, consultant, independent contractor or member of the Company (ii) contributed to, or had any obligation to contribute to, any such plan, including a multiemployer plan as defined in ERISA Section 3(37) and any plan subject to Title IV of ERISA, or (iii) had any Liability with respect to any such plan, contingent or otherwise. The Company has not granted, nor is the Company a party to any contract, agreement, plan or program that grants, any compensation, equity award or bonus that could be deemed “deferred compensation” within the meaning of Section 409A of the Code, and neither the Company nor any ERISA Affiliate has any Liability to make any payments or issue any equity award or bonus that could be deemed “deferred compensation” within the meaning of Section 409A of the Code other than as disclosed. Except as may be required by applicable law, the Company does not provide health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, and the Company is not obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service.
Section 4.18
Guaranties. The Company is not a guarantor or otherwise liable for any Liability (including Indebtedness) of any other Person. Neither Seller nor any Affiliate of Seller is a guarantor or otherwise liable for any Liability (including Indebtedness) or Contract of the Company.
Section 4.19
Intellectual Property. The Company neither owns, licenses nor uses any Intellectual Property.
Section 4.20
Bank Accounts. The Company does not own or otherwise maintain any deposit, securities or intermediary accounts of any nature.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 5.1
Authority. Buyer has full power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against the Buyer in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by the Enforceability Exceptions.
Section 5.2
No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; (b) require the consent, notice or other action by any Person under any Contract to which Buyer is a party or (c) require any consent, permit, Governmental Order, filing or notice from, with or to any Governmental Authority or any other Person by or with respect to Buyer in connection with the execution and delivery of this Agreement and the Transaction Documents to which Buyer is or will be a party, and the consummation of the transactions contemplated hereby and thereby.
Section 5.3
Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 5.4
No Other Representations and Warranties. Except as otherwise expressly set forth in this Article V, Buyer expressly disclaims any representations or warranties of any kind or nature, express or implied, including any representations or warranties as to the Buyer, its respective businesses and affairs or the transactions contemplated by this Agreement. Except as otherwise expressly set forth in this Article V, neither Buyer nor any of its respective Affiliates, employees, officers, directors or members, has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business and affairs of the Buyer that have been made available to Seller, including in any presentation of the business and affairs of the Buyer by the management of the Buyer or others in connection with the transactions contemplated hereby, and no statement contained in any of such materials or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by Seller in executing, delivering and performing this Agreement and the transactions contemplated hereby.
ARTICLE VI

TAX MATTERS
Section 6.1
Straddle Period. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.
Section 6.2
Cooperation on Tax Matters. The Parties shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes with respect to the Company. Such cooperation shall include the retention and the provision of records and information that are reasonably relevant to any such Tax Returns, audit, litigation or other proceeding. Buyer agrees to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any other party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

Buyer and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
Section 6.3
Tax Contests
(a)
If the Buyer or any of its Affiliates receives notice of a Tax audit, controversy or other proceeding relating to the Company (“Tax Contest”) with respect to any taxable period ending on or prior to the Closing Date or the portion through the end of the Closing Date of any Straddle Period, then within ten (10) days after receipt of such notice, the Buyer shall notify the Seller of such notice. The Buyer’s notification to the Seller shall contain factual information describing the Tax Contest in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such Tax Contest A failure by the Buyer to give such notice shall not affect Buyer’s right to indemnification hereunder except to the extent that the Seller is materially prejudiced thereby.
(b)
In the case of a Tax Contest that relates to a taxable period ending on or before the Closing Date, the Seller shall have the sole right, at its expense, to control the conduct of the Tax Contest. To the extent the Seller elects to control the Tax Contest, the Seller shall within fifteen (15) days of receipt of the notice of Tax Contest notify the Buyer of its intent to do so, and the Buyer shall reasonably cooperate and shall cause the Company to reasonably cooperate in each phase of such Tax Contest. The Seller may not settle or compromise any such Tax Contest unless the Buyer consents thereto (such consent not to be unreasonably withheld, delayed or conditioned). If the Seller elects not to control the Tax Contest, the Buyer shall assume control of such Tax Contest. and Buyer shall not compromise, settle or resolve any Tax Contest without obtaining the Seller’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned (such rights of the Seller, the “Seller’s Rights”). Additionally, in the case of a Tax Contest that relates to a Straddle Period (a “Straddle Period Contest”), the Buyer shall have the right to control such Straddle Period Contest subject to the Seller’s Rights. The Buyer shall not settle or compromise such Straddle Period Contest without the prior written consent of the Seller, which consent shall not be unreasonably withheld, delayed or conditioned.
Section 6.4
Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, recording and other similar Taxes and fees (including any penalties and interest) that are imposed on any of the parties by any taxing authority in connection with the transactions contemplated by this Agreement (collectively, (“Transfer Taxes”) and all expenses of filing Tax Returns with respect to such Taxes shall be borne by Seller. Seller and the Buye shall cooperate in timely making all filings, returns, reports and forms as necessary or appropriate to comply with the provisions of all applicable Tax Laws in connection with the payment of such Transfer Taxes.
Section 6.5
Tax Sharing Agreements. All Tax sharing agreements or similar contractual obligations and all powers of attorney with respect to the Company shall be terminated prior to the Closing and, after the Closing, the Company shall not be bound thereby or have any liability thereunder.

ARTICLE VII

INDEMNIFICATION
Section 7.1
Survival. The representations and warranties shall survive the Closing and shall remain in full force and effect after the Closing Date for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus ninety (90) days. All other covenants and agreements of the Parties contained herein shall survive the Closing for the period explicitly specified therein, or if no such period is specified, then until the expiration of the applicable statute of limitations. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching Party to the breaching Party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
Section 7.2
Indemnification by Seller. Subject to the terms and conditions of this Article VII, from and after the Closing, Seller shall indemnify and defend Buyer and Buyer’s Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(a)
any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or any other Transaction Document;
(b)
any Indemnified Taxes;
(c)
any Indebtedness or Transaction Fees of the Company as of the Closing;
(d)
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement or any of the Transaction Documents (including, without limitation, the failure to enter into any other Transaction Documents);
(e)
any acts or omissions of the Company or the Seller prior to the date hereof; and
(f)
any Excluded Asset or Excluded Liability.

For the sole purpose of determining Losses (and not for determining whether or not any breaches of representations or warranties have occurred), the representation or warranty shall be determined without regard to any materiality, material adverse effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 7.3
Indemnification Procedures. The Party making a claim under this Article VII is referred to as the “Indemnified Party,” and the Party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party.”
(a)
Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than fifteen (15) calendar days after receipt of such notice of such Third-Party Claim (the “Third-Party Claim Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. The Third-Party Claim Notice shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.
(b)
Defense of Third-Party Claims. In the case of a Third-Party Claim, the Indemnifying Party shall have the right: (a) to control and conduct any proceedings or negotiations in connection therewith and necessary or appropriate to defend the claim, (b) to take all other reasonable steps or proceedings to settle or defend any such Third-Party Claim; provided, that the Indemnifying Party shall not settle any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned, or delayed), and (c) to employ counsel designated by the Indemnifying Party to contest any such Third-Party Claim in the name of the Indemnified Party or otherwise. The Indemnifying Party shall, within fifteen (15) days of receipt of a Third-Party Claim Notice (the “Indemnity Notice Period”), give written notice to the Indemnified Party of its intention to assume the defense of such Third-Party Claim. If the Indemnifying Party does not deliver to the Indemnified Party within the Indemnity Notice Period written notice that the Indemnifying Party shall assume the defense of any such Third-Party Claim, then the Indemnified Party may defend against any such Third-Party Claim in any such manner as it may deem appropriate, provided, that the Indemnified Party shall not settle any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned, or delayed. In the event that the Indemnifying Party does assume the defense of such Third-Party Claim, the Indemnified Party shall have the right to fully participate in (but not control) such defense (including with counsel of its choice), at its sole expense, and the Indemnifying Party shall reasonably cooperate with the Indemnified Party in connection with such participation. In the event that either the Indemnifying Party or the Indemnified Party assumes the defense of a Third-Party Claim as provided above (the “Controlling Party”), the non-Controlling Party shall have the right to fully participate (but not control) in such defense (including with counsel of its choice), at its sole expense, and the Controlling Party shall reasonably cooperate with the non-Controlling Party in connection with such participation; provided, however, that Buyer and Seller shall each use its commercially reasonable efforts with respect to any information shared pursuant to this Section 7.3(b) to preserve attorney-client privilege.
(c)
Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 7.4
Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days following such final, non-appealable adjudication by wire transfer of immediately available funds.
Section 7.5
Tax Treatment of Indemnification Payments All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.
Section 7.6
Indemnification by Buyer. Subject to the terms and conditions of this Article VII, Buyer shall indemnify and defend Seller and Seller’s Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(a)
any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or any other Transaction Document; and
(b)
any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement or any of the Transaction Documents.
Section 7.7
Cumulative Remedies.
(a)
The rights and remedies provided in this ARTICLE VII (and ARTICLE VI) are cumulative and are in addition to and not in substitution for any other rights and remedies available at Law or in equity or otherwise.
(b)
Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, and without prejudice to any other right or remedy Buyer has or may have (whether under this Agreement, any other Transaction Document, at law, in equity or otherwise), if Buyer is entitled to indemnification or any other amount under this Agreement, Buyer, in its sole discretion, may elect to recover such indemnification or other such amount by enforcing the guaranty in favor of Buyer under the Real Estate Purchase Agreement, seeking cash directly from Seller hereunder, or by setting off such amount against any Liability that Buyer owes to Seller or any Affiliate of Seller under the Construction Management Services Agreement regardless of whether either Liability is matured or unmatured, liquidated or unliquidated.

ARTICLE VIII

POST-CLOSING COVENANTS AND OTHER AGREEMENTS
Section 8.1
Further Assurances.
(a)
From and after the Closing Date, each of the Parties hereto shall cooperate with one another and their respective affiliates, and shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Agreements, and give effect to the transactions contemplated hereby and thereby. If any consent, approval, permit, license, or waiver of any third party necessary in connection with the transactions contemplated by this Agreement (including the execution of any other Transaction Agreements) has not been obtained by the applicable Party prior to date hereof, then such Party will cooperate and make all commercially reasonable efforts to obtain such consent or waiver as soon as practicable following the date hereof.
(b)
Without limiting the foregoing, the Seller shall deliver to the Buyer within two (2) Business Days of the Closing Date (or such later date as may be agreed to by the Buyer in its sole discretion), the following items:
(i)
the corporate record book of the Company, including true and complete copies of the Organizational Documents of the Company, including any amendments or restatements thereof;
(ii)
written resignations for all managers, officers and directors or other persons serving as a managerial official of the Company, effective as of the Closing, in form acceptable to the Buyer.
Section 8.2
Confidentiality.
(a)
Buyer is an Affiliate of a corporation listed on NASDAQ and subject to various rules and laws relating to disclosure. Neither Seller, nor any of its respective Affiliates, shall make any public announcement regarding this Agreement or the terms and conditions hereof or transactions contemplated hereby without prior written approval of Buyer. Nothing in this section prevents Buyer from making any discretionary press release nor Securities Exchange Commission filing in any form it believes is required by applicable Law.
(b)
Seller acknowledges and agrees that the protection of the Confidential Information relating to the Company and its assets and business is necessary to protect and preserve the value of the Company. Therefore, Seller hereby agrees for a period of three (3) years after the Closing not to disclose to any unauthorized individual or entity or use for their own account or for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form, unless and to the extent that the Confidential Information loses its status as Confidential Information other than as a result of the fault of Seller or the fault of any other individual or entity bound by a duty of confidentiality to Buyer or Seller. Seller agrees to deliver to Buyer at the Closing, and at any other time Buyer may request, all electronic files, documents and other materials that contain any Confidential Information and any other Confidential Information that Seller may then possess or have under its control. Upon Buyer’s request, Seller will permanently delete or destroy, and/or confirm the permanent deletion or destruction of, any Confidential Information, except that Seller may retain a copy of Confidential Information solely as necessary for archival purposes to establish its rights and obligations under this Agreement or to investigate and defend any claims arising under it.
ARTICLE IX

GENERAL TERMS
Section 9.1
Expenses. Except as otherwise expressly provided herein, all Transaction Fees shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 9.2
Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the 3rd day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with Section 11.2):

If to Buyer:

CleanSpark, Inc.
10624 S Eastern Ave Ste A-638
Henderson, NV 89052
Attn: Leighton Koehler, General Counsel
Email: lkoehler@cleanspark.com

With a copy to (which shall not constitute notice):

Cozen O’Connor
1650 Market Street, Suite 2800
Philadelphia, Pennsylvania 19103
Attn: Joseph C. Bedwick
Email: jbedwick@cozen.com

If to Seller:	MakerStar Capital Inc. 4 Park Plaza, Ste 1230 Irvine, CA 92614 Attention: Alex Wang Email: [redacted]
with a copy to:	MakerStar Capital Inc. 4 Park Plaza, Ste 1230

Irvine, CA 92614 Attention: Dustin Thomas Email:dustin@makerstarcapital.com
Section 9.3
Interpretation. For purposes of this Agreement the words: (a) “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) “or” is not exclusive; and (c) “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein to: (x) Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth herein.
Section 9.4
JOINT EFFORTS; ACCESS TO COUNSEL. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT THIS AGREEMENT IS THE RESULT OF JOINT EFFORTS OF BUYER AND SELLER AND EACH PROVISION HAS BEEN SUBJECT TO THE MUTUAL NEGOTIATION AND AGREEMENT OF THE BUYER AND SELLER AS EACH SUCH PARTY HAS DEEMED APPROPRIATE AND THAT THIS AGREEMENT HAS BEEN DRAFTED BY COUNSEL FOR THE BUYER AS A CONVENIENCE TO THE PARTIES ONLY. THE SELLER EXPRESSLY REPRESENTS AND WARRANTS THAT IT HAS READ, KNOWS, UNDERSTANDS AND AGREES WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AND THAT IT HAS HAD access to counsel of ITs choice to the extent IT DEEMED NECESSARY IN ORDER TO INTERPRET THE LEGAL EFFECT HEREOF. THE PARTIES ACKNOWLEDGE AND AGREE THAT THERE SHALL BE NO CONSTRUCTION AGAINST BUYER OR ANY OTHER PARTY BASED ON ANY PRESUMPTION OF THAT PARTY’S INVOLVEMENT IN THE DRAFTING OF THIS AGREEMENT.
Section 9.5
Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 9.6
Severability. If any one or more of the terms of this Agreement are deemed to be invalid or unenforceable by a court of law, the validity, enforceability, and legality of the remaining provisions of this Agreement will not in any way be affected or impaired thereby, provided that: (i) each Party receives the substantial benefit of its bargain with respect to the transaction contemplated hereby; and (ii) the ineffectiveness of such provision would not result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable for either Party hereto.
Section 9.7
Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.
Section 9.8
Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other; which consent shall not be unreasonably withheld, delayed or conditioned.
Section 9.9
No Third-Party Beneficiaries. Except as provided in Article VII, this Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 9.10
Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 9.11
Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)
This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia without giving effect to any choice or conflict of law provision or rule (whether of the State of Georgia or any other jurisdiction).
(b)
ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED EXCLUSIVELY IN THE STATE COURTS LOCATED IN WASHINGTON COUNTY GEORGIA, GEORGIA OR, IF SUCH COURT SHALL NOT HAVE JURISDICTION, ANY FEDERAL COURT LOCATED IN OR CLOSEST TOO WASHINGTON COUNTY, GEORGIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY

PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)
EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10(c).
(d)
The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled to enforce the terms of this Agreement by a decree of specific performance without the necessity of proving the inadequacy of money damages as a remedy. Each Party hereby waives the requirement for the securing or posting of any bond in connection with such remedy.
Section 9.12
Attorneys’ Fees. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or any of the other Transaction Documents, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to the any other relief to which such Party may be entitled.
Section 9.13
Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signatures contained on following page.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:	SELLER:

CSRE PROPERTIES DALTON LLC	EYAS INVESTMENT GROUP LIMITED

By: /s/ Zachary Bradford	By: /s/ Shengyin Chen
Name: Zachary Bradford, CEO of CleanSpark Inc.	Name: Shengyin Chen
Title: Manager	Title: CEO